Exhibit 10.1

7555 Innovation Way Mason, OH 45040 United States 513-755-4100

August 4, 2020

Angela Wirick

Dear Angie,

I am pleased to formally extend this offer to you for your promotion to the position of Chief Financial Officer. This letter will confirm the details of the offer. This formal offer will remain open until the close of business on August 6, 2020.

Position and Reporting Responsibilities:

Chief Financial Officer, reporting to Michael Carrel, President & Chief Executive Officer

Effective Date:

Your tentative start date is set to August 6, 2020.

Compensation:

Your base salary will be $16,041.67 semi-monthly, which annualizes to $385,000, and is subject to deductions for taxes and other withholdings as required by law. This is an exempt position which means you are not eligible to receive overtime.

In addition, you will continue to participate in the company’s annual Corporate Incentive Plan (CIP) with a target potential of 50% of your base salary, prorated based on your start date (see above). CIP payouts are expected to be made to qualifying employees in cash on a lump sum basis on or about March 15th following the end of the CIP year. You must be an active employee at the date of CIP payout to be eligible to receive a CIP bonus.

AtriCure Equity:

You shall be issued two separate equity grants totaling $2,250,000 in value pursuant to AtriCure’s Amended and Restated 2014 Stock Incentive Plan (2014 Plan). The first grant will be made effective as of your promotion start date (see above) and will consist of an award of restricted shares (RSAs) of common stock valued at $1,500,000. The number of restricted shares granted shall be based on the Nasdaq market closing price on the grant date. The RSAs shall vest over three years at a rate of 33.3% per year on the anniversary of the grant date, subject to the terms and conditions of our standard RSA agreement and the 2014 Plan.

The second grant will be made effective on or about March 1, 2021 (or such other similar date per our standard annual equity grant cycle) and will consist of an award of performance shares (PSAs) valued at $750,000. The PSAs shall “cliff” vest after the end of a three-year performance measurement period, subject to the terms and conditions of our standard PSA agreement, including the satisfaction of the performance goals therein, and the 2014 Plan.

At-Will Status:

This employment offer is not a guarantee of continued employment or any term, privilege or condition of employment. Neither you nor AtriCure are bound to continue the relationship established hereunder.

Acceptance Procedure:

To accept this offer, please sign below and return the signed offer letter to Tonya Austin.

We look forward to the contributions you will continue to make at AtriCure and to the professional and personal opportunities we will be able to provide to you!

7555 Innovation Way Mason, OH 45040 United States 513-755-4100

Should you have any questions regarding this offer, please feel free to contact me at 612-839-2902.

Sincerely yours,

Michael H. Carrel

President and Chief Executive Officer

AtriCure, Inc.

CC: Tonya Austin

I, Angela Wirick, have read and understand the terms and conditions of this offer made by AtriCure. My signature below represents that the terms and conditions are acceptable to me. I also understand that my employment with AtriCure is at-will employment and that I may at any time terminate my employment with the company with or without notice. I also understand that AtriCure, Inc. may at any time terminate their employment relationship with me with or without notice. I further understand that any company benefits and compensation plans offered to me during my employment are subject to change and may change at any time at the company’s discretion.

Agreed:

/s/ Angela Wirick	August 6, 2020
Angela Wirick	Date